                                  Exhibit 1

         The first paragraph of Article IV, Section 4.2 of The Cardinal Group's Declaration of Trust dated March 23, 1993, as amended to date, is amended further, effective as of the date this amendment is filed with the Secretary of State of Ohio, by deleting the current first paragraph of Article IV, Section
4.2 in its entirety and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

                  "Without limiting the authority of the Trustees set forth in
         Section 4.1 to establish and designate any further Series or Sub-Series or to classify all or any part of the issued Shares of any Series to make them part of an existing or newly created Sub-Series or to amend the rights and preferences of new or existing Series or Sub-Series, including the following Series, all without Shareholder approval, there are hereby established and designated (i) initial Series of Shares designated Series A, which shall represent interests in Cardinal Balanced Fund, and Series B, which shall represent interests in Cardinal Aggressive Growth Fund, and there is further established and designated additional Series of Shares designated Series C, which shall represent interests in The Cardinal Fund, Series D, which shall represent interests in Cardinal Government Obligations Fund, Series E, which shall represent interests in Cardinal Government Securities Money Market Fund, and Series F, which shall represent interests in Cardinal Tax Exempt Money Market Fund; and (ii) four classes or Sub-Series of Shares for each current and future Series of the Trust, other than Series E, Cardinal Government Securities Money Market Fund and Series F, Cardinal Tax Exempt Money Market Fund (together called the "Money Market Funds"), which classes or Sub-Series shall be known as Investor A Shares, Investor B Shares, Investor C Shares and Investor Y Shares. Shares of Series A, Series B, Series C, Series D, Series E and Series F, Shares of each class or Sub-Series of Shares, and, unless provisions to the contrary are set forth in an amendment of the Declaration of Trust, Shares of each additional Series and Sub-Series, shall, subject to the provisions of Section 4.2(m) and Section 4.2(n) hereof, have the following relative rights and preferences:;"

         In addition, Article IV, Section 4.2 of The Cardinal Group's Declaration of Trust dated March 23, 1993, as amended to date, is amended further, effective as of the date this amendment is filed with the Secretary of State of Ohio, by adding a new Section 4.2(m) and Section 4.2(n) as follows:

                  "(m) Provisions Applicable To Sub-Series. The Investor A Shares, Investor B Shares, Investor C Shares and Investor Y Shares of an applicable Series represent interests in the same portfolio of investments of such Series, with each Sub-Series being identical in all respects to each other Sub-Series of that Series, except as follows:

                  (i) Shareholders of Investor A shares may be subject to a front-end sales charge, and to distribution fee and service fee payments associated with a Rule 12b-1 plan, as determined by the Trustees.

                  (ii) Shareholders of Investor B Shares will not be subject to a front-end sales charge, but may be subject to a contingent deferred sales charge and to distribution fee and service fee payments associated with a Rule 12b-1 plan, as determined by the Trustees.

                  (iii) Shareholders of Investor C Shares will not be subject to a front-end sales charge but may be subject to a contingent deferred sales charge and to distribution fee and service fee payments associated with a Rule 12b-1 plan, as determined by the Trustees.

                  (iv) Investor Y Shares will be offered to, and may be held only by, banks, broker-dealers, savings and loan associations, trust companies (including the Trust's principal underwriter), qualified investment advisers and certain other financial institutions acting in a fiduciary capacity on behalf of customers or beneficiaries. Shareholders of Investor Y Shares will not be subject to a front-end sales charge, or a contingent deferred sales charge, or distribution or service fee payments under a Rule 12b-1 Plan, but may be subject to an administrative services fee associated with an administrative services plan.

                  (v) The dividends and distributions of investment income and capital gains with respect to the Investor A Shares, Investor B Shares, Investor C Shares and Investor Y Shares shall be in such amount as may be declared from time to time by the Trustees, and such dividends and distributions may vary between the Sub-Series to reflect differing allocations of the expenses of the Trust between the Sub-Series to such extent and for such purposes as the Trustees may deem appropriate.

                  (vi) The proceeds of the redemption of an Investor B Share and an Investor C Share (including a fractional share), except those purchased through reinvestment of a dividend or a distribution and except where such contingent deferred sales charge has been waived, shall be reduced by the amount of any applicable contingent deferred sales charge payable on such redemption to the distributor of the Investor B Shares or Investor C Shares pursuant to the terms of the issuance of such Shares (to the extent consistent with the 1940 Act, or regulations or exemptions thereunder) and the Trust shall promptly pay to such distributor the amount of any such contingent deferred sales charge.

             (vii) (a) Each Investor B Share, other than a share purchased through the reinvestment of a dividend or a distribution with respect to the Investor B Share, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Investor A Shares, at the relative net asset value of each Sub-Series, at the time of the calculation of the net asset value of such Sub-Series of Shares on the date that is the first business day of the month in which the sixth anniversary of the issuance of such Investor B Shares occurs (which, for the purpose of calculating the holding period required for conversion, shall mean (i) the date on which the issuance of such Investor B Shares occurred or (ii) for Investor B Shares obtained through an exchange, the date on which the issuance of the Investor B Shares of an eligible Trust Series occurred, if such Shares were exchanged directly, or through a series of exchanges of Investor B Shares of eligible Trust series , for the Trust's Investor B Shares being so converted (the "Conversion Date"). The Trustees shall adopt a resolution setting forth a list of Trust Series for purposes of this paragraph.

                           (b) Each Investor B Share purchased through the reinvestment of a dividend or a distribution with respect to the Investor B Shares and the dividends and distributions on such Shares shall be segregated in a separate sub-account on the share records of the Trust for each of the holders of record thereof.

                           On any Conversion Date, a number of the Investor B Shares held in the sub-account of the holder of record of the Investor B Share or Shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Investor A Shares of the same Series. The number of Investor B Shares in the holder's sub-account so converted shall bear the same relation to the total number of Investor B Shares maintained in the sub-account on the Conversion Date as the number of Investor B Shares of the holder converted on the Conversion Date pursuant to paragraph (m)(vii)(a) hereof bears to the total number of Investor B Shares of the holder on the Conversion Date (including the Investor B Shares being converted pursuant to paragraph (m)(vii)(a) hereof) not purchased through the automatic reinvestment of dividends or distributions with respect to the Investor B Shares.

                           (c) The number of shares of Investor A Shares into which an Investor B Share is converted pursuant to paragraphs (m)(vii)(a) and (m)(vii)(b) hereof shall equal the number (including for this purpose fractions of a Share) obtained by dividing the net asset value per share of the Investor B Shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date by the net asset value per share of the Investor A Shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date.

                           (d) On the Conversion Date, the Investor B Shares converted into Investor A Shares will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Conversion Date).

                           (e) The Trustees shall have full power and authority to adopt such other terms and conditions concerning the conversion of Investor B Shares to Investor A Shares as they deem appropriate;

                           provided such terms and conditions are not inconsistent with the terms contained in this paragraph (m) and subject to any restrictions or requirements under the 1940 Act and the rules, regulations and interpretations thereof promulgated or issued by the Securities and Exchange Commission or any conditions or limitations contained in a ruling issued by the Internal Revenue Service applicable to the Trust.

                  (viii) (a) At such time as Investor Y Shares shall be held by a shareholder other than as described in paragraph
                           (m)(iv) hereof, such Shares shall convert automatically, and without any action or choice on the part of the holder thereof, into Investor A Shares of the same Series, based on the relative net asset values of each Sub-Series on the date of conversion ("Y/A Conversion Date").

                           (b) On the Y/A Conversion Date, the Investor Y Shares converted to Investor A Shares will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Y/A Conversion Date).

                           (c) The Trustees shall have full power and authority to adopt such other terms and conditions concerning the conversion of Investor Y Shares to Investor A Shares as they deem appropriate; provided such terms and conditions are not inconsistent with the terms contained in this paragraph (m) and subject to any restrictions or requirements under the 1940 Act and the rules, regulations and interpretations thereof promulgated or issued by the Securities and Exchange Commission or any conditions or limitations contained in any ruling, procedure or regulation issued by the Internal Revenue Service applicable to the Trust.

                  (ix) The Trustees may establish and change from time to time the expenses, voting rights and exchange privileges applicable to the different Sub-Series."

                  "(n) Classification and Redesignation of Outstanding Shares of All Series (Other Than Shares of the Money Market Funds) as Investor A Shares. Effective as of the date this amendment to the Declaration of Trust is filed with the Secretary of

                           State of Ohio, the outstanding Shares of each Series of the Trust, other than Shares of the Money Market Funds, shall be classified and redesignated as Investor A Shares."



                                       -6-